Exhibit 99.1


FOR IMMEDIATE RELEASE:

Parallel Technologies Declares 1-for-245.27 Reverse Stock Split

Dalian, People's Republic of China, January 27, 2006: Parallel Technologies, Inc. (PLLK.OB) announced today that the 245.27-for-1 reverse stock split of its common stock will become effective at the opening of business on January 30, 2006. The trading symbol of the common stock commencing on that date will be FSIN.OB.

      As a result of the reverse stock split, each Parallel Technologies shareholder will receive one new share of common stock in exchange for every
245.27 old shares. Fractional shares resulting from the reverse split will be rounded up to the next higher whole share. In connection with the reverse stock split, Parallel Technologies' Board of Directors will provide special treatment for holders of at least 5,000 old shares to preserve round lot holders. To that end, the Board has authorized the issuance of that number of additional new shares of common stock that will result in shareholders owning at least 5,000 old shares owning at least 100 new shares.

      Shareholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Shareholders of record who hold share certificates must surrender their old certificates for new certificates reflecting the adjusted number of shares as a result of the reverse stock split. Jersey Transfer & Trust Company, Parallel Technologies' transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates. Shareholders surrendering old certificates for new certificates are urged to send them to Jersey Stock Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044, preferably by registered or certified mail, return receipt requested.

      Simultaneously with the reverse stock split, Parallel Technologies will change its name to "Fushi International, Inc."

About Parallel Technologies

      Parallel Technologies, Inc., through its wholly-owned subsidiary in China, Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd., is in the business of manufacturing and selling copper clad aluminum and steel wire under the name "Dalian Fushi". Its bimetallic composite wire products are principally used for network signal transmission cable, cable television wire, signal transmission cable, cable television subscriber lines, distribution lines, local area networks, inner conductor for access networks, telephone subscriber communication lines, patch cords for electronic components, power system grounding lines, conductor lines for electric railways and other applications.